Encision Reports First Quarter Fiscal Year 2016 Results

BOULDER, Colo., Aug. 3, 2015 /PRNewswire/ -- Encision Inc. (PK:ECIA), a medical device company owning patented surgical technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2016 first quarter that ended June 30, 2015.

The Company posted quarterly net revenue of $2.454 million for a quarterly net loss of $213 thousand, or $(0.02) per share. These results compare to net revenue of $2.476 million for a net loss of $202 thousand, or $(0.02) per share, in the year-ago quarter. Gross margin on net revenue was 47.8 percent in the fiscal 2016 first quarter and 49.3 percent in the fiscal 2015 first quarter. Gross margin on net revenue was lower in the fiscal 2016 first quarter as a result of higher material costs that was partially offset by a mix of products sold.

"Our sequential revenue for the first quarter of this fiscal year increased by six percent as compared to last fiscal year's fourth quarter. This was a good start to our fiscal year and we expect that we will continue to improve upon this," said Greg Trudel, President and CEO. "We continue to refine our manufacturing process and we will initiate a product price increase in the second quarter to mitigate our higher material costs. Therefore, we expect to see a higher gross profit margin starting in the second quarter. We continue to be vigilant in monitoring our operations to drive further cost reductions and efficiencies."

"We are executing to our plan of increasing market awareness of the devastating clinical and economic risk potential of stray energy and of driving customer demand through education and awareness. The implementation of CMS HAC (Hospital Acquired Condition) penalties is a market tailwind that is driving increased awareness and momentum, as more and more hospitals turn to our AEM® Technology as a solution to stray energy incidents. The leadership talents that we have brought on board are delivering results and we expect to deliver improved profit margins and compliance achievements in the coming quarters. We continue to expand and refine our U.S. sales channel and have begun discussions with potential international partners. Our disposable monitor in a cord, the AEM EndoShield® Burn Protection System, continues to make progress in the market with increasing results. We are looking forward to driving the sales momentum that started in the first quarter of our current fiscal year," added Greg Trudel.

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, CO, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2015 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.
Condensed Balance Sheets
(Amounts in thousands)
(Unaudited)

	June 30, 2015	March 31, 2015
ASSETS
Cash and cash equivalents	$ 125	$ 259
Accounts receivable, net	909	965
Inventories, net	2,195	2,338
Prepaid expenses	159	109
Total current assets	3,388	3,671
Equipment, net	701	777
Patents, net	255	258
Other assets	16	20
Total assets	$ 4,360	$ 4,726
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	498	676
Accrued compensation	290	262
Other accrued liabilities	313	325
Lease and deferred rent payable – short-term	30	30
Line of credit – short-term	64	—
Total current liabilities	1,195	1,293
Line of credit – long-term	—	64
Lease and deferred rent payable – long-term	93	101
Total liabilities	1,288	1,458
Common stock and additional paid-in capital	23,625	23,608
Accumulated (deficit)	(20,553)	(20,340)
Total shareholders' equity	3,072	3,268
Total liabilities and shareholders' equity	$ 4,360	$ 4,726

Encision Inc.
Condensed Statements of Operations
(Amounts in thousands, except per share information)
(Unaudited)

	Three Months Ended
	June 30, 2015	June 30, 2014
Net revenue	$2,454	$2,476
Cost of revenue	1,280	1,254
Gross profit	1,174	1,222
Operating expenses:
Sales and marketing	696	683
General and administrative	367	370
Research and development	284	315
Total operating expenses	1,347	1,368
Operating loss	(173)	(146)
Interest and other expense, net	(40)	(56)
Loss before provision for income taxes	(213)	(202)
Provision for income taxes	––	––
Net loss	$(213)	$ (202)
Net loss per share—basic and diluted	$(0.02)	$ (0.02)
Weighted average number of shares—basic and diluted	10,673	10,673